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                                 EXHIBIT 4.02

                          CERTIFICATE OF AMENDMENT OF
                        CERTIFICATE OF INCORPORATION OF
                                   eBAY INC.

     eBay Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), Does Hereby Certify:

     First: The name of the Corporation is eBAY INC.

     Second: The date on which the Certificate of Incorporation of the Corporation was originally filed with the Secretary of State of the State of Delaware is March 13, 1998.

     Third: The Board of Directors of the Corporation, acting in accordance with the provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware, adopted resolutions amending its Certificate of Incorporation as follows:

          The first paragraph of Article IV shall be amended and restated to read in its entirety as follows:

                           "IV.

     The total number of shares of all classes of stock which the corporation has the authority to issue is Nine Hundred Ten Million (910,000,000) shares, consisting of two classes: Nine Hundred Million (900,000,000) shares of Common Stock, $0.001 par value per share, and Ten Million (10,000,000) shares of Preferred Stock, $0.001 par value per share."

          Article VI Section C shall be amended and restated to read as follows:

                           "VI.

     C. Subject to the rights of the holders of any series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation or other cause may be filled (a) by a majority of the directors, although less than a quorum, or (b) by a sole remaining director, and directors so chosen shall hold office for a term expiring at the next annual meeting of stockholders at which the term of office of the class to which they have been elected expires, and until their respective successors are elected, except in the case of the death, resignation, or removal of any director. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director."

     Fourth: Thereafter pursuant to a resolution of the Board of Directors, this Certificate of Amendment was submitted to the stockholders of the Corporation for their approval, and was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.
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     In Witness Whereof, eBay Inc. has caused this Certificate of Amendment of
Certificate of Incorporation to be signed by its President and attested to by its Secretary this 28/th/ day of May, 1999.

                                   eBay Inc.

                                        By: /s/ Margaret C. Whitman
                                           ------------------------------
                                           Margaret C. Whitman, President

Attest:

/s/ Michael R. Jacobson
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Michael R. Jacobson, Secretary